CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS




Presstek, Inc.
Hudson, New Hampshire


We hereby consent to the incorporation by reference in the respective Registration Statements on Forms S-8 (Nos. 33-80466, 33-61215 and 33-39337) and on Forms S-3 (Nos. 333-2299 and 33-48342) of Presstek, Inc. and in the Prospectuses constituting part of such Registration Statements of our report dated February 19, 1999, except for note 14, as to which the date is March 31, 1999, relating to the financial statements and schedule of Presstek, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended January 2, 1999.

We also consent to the references to us under the caption "Experts" in the Prospectuses.


/s/  BDO Seidman, LLP


New York, New York
March 31, 1999